Exhibit 10.16

GREAT WESTERN BANCORP, INC.

2014 NON-EMPLOYEE DIRECTOR PLAN

FORM OF

PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Performance Share Unit Award Agreement (this “Award Agreement”) evidences an award of performance share units (“PSUs”) by Great Western Bancorp, Inc. (“Great Western”) under the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	__________	(the “Grantee”).

Grant Date:	__________	(the “Grant Date”).

Number of PSUs:	______________________. The percentage of PSUs that will actually vest will range from ___% to ___% and be determined based on achievement of the Performance Metrics below.

Performance Period:	__________ to __________.

Vesting Date:	__________ (the “Vesting Date”)

The PSUs will only vest if the Grantee has continuously served as a Non-Employee Director of the Company from the Grant Date through the Vesting Date and to the extent that the Performance Metrics are satisfied, and any unvested PSUs will be forfeited upon termination of the Grantee’s service as a Non-Employee Director.

Notwithstanding the foregoing and any provision in the Plan:

A.     Upon a termination of the Grantee’s service as a Non-Employee Director due to death, the PSUs will immediately vest as of the date of such termination at the target level; and

B.     Upon a Change in Control that occurs during the Performance Period, the PSUs will immediately vest as of the date of such Change in Control at the higher of (x) the target level and (y) actual performance but assuming that the Performance Period ended on the date of such Change in Control.

Performance Metrics:	The percentage of PSUs that will be earned at the end of the Performance Period (or, if earlier, through the date of a Change in Control) will be determined in accordance with the tables below, and measured separately for each Performance Metric, which will be weighted ___% for [Metric 1] and ___% for [Metric 2].

In measuring the Performance Metrics, the Committee will adjust such Performance Metrics to neutralize the impact of the following unexpected events: (1) gains or losses that are the direct result of a major casualty or natural disaster; (2) gains or losses that are separately disclosed in Great Western’s audited financial statements for the relevant fiscal year and result from any newly-enacted law, regulation, judicial order or accounting pronouncement; and (3) amounts related to (a) exit or disposal activities, (b) the impairment or disposal of long-lived assets or the impairment of goodwill and other intangible assets, (c) net provisions for litigation and other regulatory proceedings, (d) equity-based or other employee retention awards granted in connection with any acquisition, and (e) items that are unusual in nature or infrequent in occurrence and are separately disclosed in Great Western’s audited financial statements for the relevant fiscal year. The form and amount of such adjustments will be determined by the Committee in its sole discretion.

The percentage of PSUs that will be earned for performance between Threshold and Target and between Target and Maximum will be determined on a straight-line basis.

[Metric 1] (___% weighting)

Performance Level	Achievement of Performance Metrics	Percentage of PSUs Earned
Maximum	___ (__% of Target)	___%

Target	___	___%

Threshold	___ (___% of Target)	___%

Below Threshold	Less than ___% (< ___% of Target)	___%

[Metric 2] (___% weighting)

Performance Level	Achievement of Performance Metrics	Percentage of PSUs Earned
Maximum	___ (__% of Target)	___%

Target	___	___%

Threshold	___ (___% of Target)	___%

Below Threshold	Less than ___ (< ___% of Target)	___%

Delivery Date:	No later than 30 days after the earliest to occur of (1) [the Vesting Date][termination of the Grantee’s service as a Non-Employee Director following the Vesting Date], (2) the termination of Grantee’s service as a Non-Employee Director due to death and (3) a Change in Control, Great Western will issue to the Grantee one Share for each vested PSU, subject to applicable tax withholding (the date the Shares are so issued, the “Delivery Date”).

Dividend Equivalents:	On the Delivery Date, Great Western will pay to the Grantee a cash amount equal to the product of (x) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the PSUs were adjusted pursuant to Section 1.6.3 of the Plan), if any, paid on a Share from the Grant Date to the Delivery Date and (y) the number of Shares delivered to the Grantee on the Delivery Date (including for this purpose any Shares which would have been delivered on the Delivery Date but for being withheld to satisfy tax withholding obligations).

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the PSUs. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control. By accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

GREAT WESTERN BANCORP, INC.

By:
Name:
Title:

[NAME OF GRANTEE]